Exhibit 99.1

Wearable Health Solutions, Inc. Signs First Enterprise Remote Patient Monitoring (“RPM”) Contract With Cleveland Based Physician Group.

Newport Beach California – November 2, 2022 – Wearable Health Solutions Inc. (OTC: WHSI) (“Wearable Health Solutions” or the “Company” or “WHSI”), today announced that the Company has entered into its first contract with a physician’s group. Under the terms and conditions of the contract, WHSI will provide both the hardware as well as the backend SASS portal. Peter Pizzino, President of WHSI, commented “We are extremely pleased to enter into the Company’s initial contract and we look forward to leveraging off of this contract to attain the business of other Physician Groups.”

Marc Cayle, VP of Innovation and Development stated “Onboarding of the first group of patients will begin this week.” He continued, “The RPM program is going to be a significant addition to our multi-silo approach to assisting as many patients as possible to manage their respective compliance needs, which is absolutely critical for chronic care conditions. The Company offers state-of-the-art Personal Emergency Response (“PERS”) solutions through its dealer and distributor network and now we can assist physician groups to manage their RPM programs”. Medical industry experts estimate that there are over 66 million non-adherent patients for just 5 chronic conditions, hypertension, diabetes, high cholesterol, COPD and heart failure. The Company’s RPM solution aims to reduce hospitalizations, high cost of “frequent flyers” to the ER, improve MIPS scores for physician groups and, most importantly, will assist in improving the overall medical outcomes for patients.

About Wearable Health Solutions, Inc.

WHSI is an established manufacturer and provider of Personal Emergency Response Systems (“PERS”) devices, to the rapidly growing medical alarm device and eHealth sectors. WHSI provides innovative wearable healthcare products and services primarily to dealers, distributors and the retail sector. The Company was originally started with the launch of the MediPendant™, the first medical alarm device that enabled the user to speak and listen to the emergency response operator directly through the pendant. WHSI has significantly enhanced the functionality of its devices and will be launching its state-of-the art PERS device, the iHelp Max in late 2022. The iHelp Max is a 4G cellular PERS device with advanced features such as fall detection, geo-fencing, AI utilizing Google Assistant and Alexa, notifications, daily check-ins, and medication reminders, that are sold directly to dealers, distributors and retail customers in the U.S and around the world. In addition, to the launch of the iHelp Max, the Company offers additional features for the device that include RPM (Remote Patient Monitoring). Utilizing the iHelp Max device, WHSI’s advanced medical alarm technology platform enables real time remote patient monitoring and data collection of essential vital signs via Bluetooth, NFC, and WIFI technology. For more information on the product offerings and services provided by Wearable Health Solutions, Inc., please visit the Company’s website at www.wearablehealthsolutions.com.

Cautionary Statement Regarding Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Wearable Health Solutions and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to (i) Wearable Health Solutions ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Wearable Health Solution’s ability to maintain existing, and secure additional, contracts with users of its solutions; (iii) Wearable Health Solution’s ability to successfully expand in existing markets and enter new markets; (iv) Wearable Health Solution’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Wearable Health Solution’s business; (viii) changes in government licensing and regulation that may adversely affect Wearable Health Solution’s business; (ix) the risk that changes in consumer behavior could adversely affect Wearable Health Solution’s business; (x) Wearable Health Solution’s ability to protect its intellectual property; (xi) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent quarterly report on filed by Wearable Health Solutions with the Securities and Exchange Commission. Wearable Health Solutions anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Wearable Health Solutions assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Contact: www.wearablehealthsolutions.com

2901 W. Coast Highway, Suite 200, Newport Beach, CA 92663

Tel: 949-270-7460